Exhibit 99.1

From E-10 to E-15? There has been a push lately for greater blends of ethanol into gasoline. Currently about 80% of all gasoline is being blended with 10% ethanol. The leaders of the ethanol industry are asking the EPA for approval of general use gasoline to be blended with up to 15% ethanol. If accomplished using ethanol at a higher blend than what is currently being used would help to increase demand for ethanol. It would also go a long way in helping to add to the success of the Renewable Fuel Standard. Raising ethanol blends could increase ethanol sales by as much as 6 billion gallons a year, according to some analysis. It is believed that increasing the ethanol content in gasoline above 10% can be done with little if any impact on existing vehicle technologies. The additional increase would also improve the stability of the ethanol industry. There is a possibility a decision could come by year end. Most cars on the road today can run on blends of up to 10% ethanol, and the use of 10% ethanol gasoline is mandated in some cities where harmful levels of auto emissions are possible. Ethanol Industry News: It seems that every time you open a magazine or newspaper, you can read something about ethanol. The latest on the VeraSun bankruptcy has been at the forefront in recent days. On March 18th a bankruptcy court approved the sale of seven VeraSun plants to Valero Renewable Fuels. They also purchased one site that is under construction. The seven plants represent approximately 780 MMGY of ethanol production. It appears that Valero plans to operate all of the purchased plants. VeraSun had 16 plants that were affected by the bankruptcy, four of which were still in operation. The balance of the VeraSun plants have been bought by secured lenders that submitted successful credit bids to acquire the remaining nine VeraSun plants. ardinalcthanole From The President: Jeff Painter: There has been a lot of news in the ethanol world lately. Construction of new dedicated ethanol pipelines, anticipated new blending opportunities, and of course the tight margins being experienced for the ethanol industry today make this a good time to update you on the happenings at Cardinal Ethanol. As you may have heard, a major ethanol producer is teaming with a major owner and operator of oil product pipelines in the Midwest. They have banded together to jointly study a large alternative fuel pipeline project. Due to increased U.S. mandates calling for greater amounts of ethanol to be blended into the gasoline, companies are researching to see if shipping ethanol through pipelines can be a less expensive, safer alternative to sending it on trucks and trains. There are still questions surrounding the viability of an ethanol pipeline but it appears the study is in the works. One major concern of sending ethanol through the pipelines is the problem of stress corrosion cracking. The feasibility of the project will depend on the outcome of studies that would need to be addressed both on the technical and economical aspect of transportation of ethanol via a pipeline. Current Market Conditions: The latest financial report and filing for Cardinal Ethanol can be viewed at the US Securities and Exchange Commission website @ http://www.sec.gov/cgi-bin/browse-edgar. You can obtained a copy by writing our office as well. Lower crude oil prices, higher corn prices due to extreme competition, plentiful supply and weakening ethanol prices have made for tight margins recently. Whereas there is no indication of these conditions improving in the near future, we continue to look at ways to lower our overall cost, increase efficiencies within the plant and take advantage of opportunities within the market when they are presented. We are utilizing our advantages of shipping unit trains of Ethanol and DDGS. Ethanol tanker cars being sent to the East Coast markets are leaving in 65 and 90 car shipments for destinations such as the New York Harbor. We also are utilizing the unit train advantage by shipping DDGS to the barge markets along the Mississippi River for reaching into export markets. Annual Meeting: Cardinal Ethanol, LLC held the Annual Meeting of the Members on February 11, 2009. The main item of business for the Annual Meeting was the election of 8 Directors. The Directors elected (and terms serving) were: Troy Prescott and Tom Chalfant (1 year term), Ralph Brumbaugh, Everett Hart, and John Fisher (2 year term), and Rob Davis, Cy LeFevre, and Dale Schwieterman (3 year term). At the Monthly Board meeting, the Directors elected Troy Prescott as Chairman of the Board, Rob Davis as Vice-Chairman, and Tom Chalfant as the Board Secretary. Newsletter April 2009

Fueling Energy Independence Contact Information: Email: hcraig@cardinalethanol.com Phone: 765-964-3137 Fax: 765-964-3349 Website: www.cardinalethanol.com Cardinal Ethanol, LLC 1554 N. 600 E. Union City, Indiana 47390 Mark Your Calendar For June 13, 2009 - Cardinal Ethanol Open House! CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: Any statements in this communication that are not historical or current facts are forward-looking statements. We undertake no duty to update these forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements express or implied by the forward-looking statements. Certain of these risk and uncertainties are described in our filings with the SEC which are available at the SEC's website at www.sec.gov. Open House Cardinal Ethanol is in the planning stages of scheduling and conducting an open house for later this spring. Tentatively we are going to schedule the Open House for June 13, 2009. This date coincides with the annual Fly-In Breakfast held at the Randolph County Airport. More details will be forthcoming as they are planned and we will keep you updated as those plans progress. "Always do right. This will gratify some people, and astonish the rest." ~ Mark Twain Did You Know? Ethanol-blended fuels are approved under the warranties of all auto manufacturers marketing vehicles in the U.S. More facts & information about ethanol can be found at: www.growthenergy.org www.ethanolrfa.org